UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2013

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1220 Augusta Drive

Suite 600

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 30, 2013, Crown Castle Operating Company (“Borrower”), a direct wholly owned subsidiary of Crown Castle International Corp. (“Company”), entered into Incremental Facility Amendment No. 3 and Maturity Date Extension (“Incremental Facility Amendment”) among the Company, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto, and The Royal Bank of Scotland plc (“RBS”), as administrative agent, to the Credit Agreement dated as of January 31, 2012 (as amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Company, the lenders and issuing banks from time to time party thereto, RBS, as administrative agent, and Morgan Stanley Senior Funding Inc., as co-documentation agent.

The Incremental Facility Amendment provides for (a) a new $500.0 million incremental tranche of tranche B term loans (“Incremental Tranche B-2 Term Loans”), which have terms substantially the same as the terms of the Borrower’s outstanding tranche B term loans under the Credit Agreement and will mature on January 31, 2021, and (b) a new $200.0 million incremental tranche of tranche A term loans (“Incremental Tranche A Term Loans”), which have terms substantially the same as the terms of the Borrower’s outstanding tranche A term loans under the Credit Agreement and will mature on November 1, 2018, or, if the aggregate principal amount of the Borrower’s outstanding tranche B term loans under the Credit Agreement (the maturity date of which has not been extended to a date that is on or after July 31, 2019) is less than or equal to $500.0 million, January 31, 2019. The Incremental Tranche B-2 Term Loans bear interest at a per annum rate equal to LIBOR plus 2.25% to 2.50%, based on the Borrower’s total net leverage ratio. The Incremental Tranche A Term Loans bear interest at a per annum rate equal to LIBOR plus 1.50% to 2.25%, based on the Borrower’s total net leverage ratio.

The proceeds of the Incremental Tranche B-2 Term Loans and Incremental Tranche A Term Loans were used by the Borrower to prepay a portion of the outstanding revolving credit loans under the Borrower’s existing $1.5 billion Senior Secured Revolving Credit Facility. After giving effect to such prepayment, the Borrower has approximately $374.0 million of revolving credit loans outstanding under its existing $1.5 billion Senior Secured Revolving Credit Facility.

In addition, the Incremental Facility Amendment provides for the extension of the maturity date of the existing commitments and loans under the Borrower’s existing $1.5 billion Senior Secured Revolving Credit Facility and the maturity date of the Borrower’s outstanding tranche A term loans under the Credit Agreement from January 31, 2017, to November 1, 2018, or, if the aggregate principal amount of the Borrower’s outstanding tranche B term loans under the Credit Agreement (the maturity date of which has not been extended to a date that is on or after July 31, 2019) is less than or equal to $500.0 million, January 31, 2019.

The foregoing summary of the Incremental Facility Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Incremental Facility Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Credit Agreement has been previously filed with, and is described in, the Company’s Current Reports on Form 8-K dated January 31, 2012, November 13, 2012, December 13, 2012, April 19, 2013, and August 22, 2013.

ITEM 2.03 — CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF THE REGISTRANT

The information set forth under “Item 1.01 – Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 8.01 — OTHER ITEMS

On December 30, 2013, the Company issued a press release announcing the effectiveness of the Incremental Facility Amendment.

The December 30, 2013 press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

10.1	Incremental Facility Amendment No. 3 and Maturity Date Extension dated as of December 30, 2013, among the Company, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto, and The Royal Bank of Scotland plc, as administrative agent, to the Credit Agreement dated as of January 31, 2012, by and among the Company, the Borrower, the lenders and issuing banks from time to time party thereto, The Royal Bank of Scotland plc, as administrative agent, and Morgan Stanley Senior Funding Inc., as co-documentation agent

99.1	Press Release dated December 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name:	E. Blake Hawk
Title:	Executive Vice President and General Counsel

Date: January 6, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Incremental Facility Amendment No. 3 and Maturity Date Extension dated as of December 30, 2013, among the Company, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto, and The Royal Bank of Scotland plc, as administrative agent, to the Credit Agreement dated as of January 31, 2012, by and among the Company, the Borrower, the lenders and issuing banks from time to time party thereto, The Royal Bank of Scotland plc, as administrative agent, and Morgan Stanley Senior Funding Inc., as co-documentation agent

99.1	Press Release dated December 30, 2013